EXHIBIT 9

                     STOCKHOLDER AGREEMENT dated as of
       April 18, 1999, between Red Dog Acquisition, Corp., a Delaware corporation ("Newco")
      and a wholly owned subsidiary of Lehman Brothers Merchant Banking
        Partners II L.P., a Delaware limited partnership ("Parent"), and The Blount Holding Company, L.P.,
        a Delaware limited partnership (the "Principal Stockholder").

        WHEREAS Newco and Blount International, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger and Recapitalization dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Newco with and into the Company;

        WHEREAS the Principal Stockholder owns 2,892,144 shares of Company Class A Common Stock and 8,409,696 shares of Company Class B Common Stock (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Principal Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Newco has requested that the Principal Stockholder enter into this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties of Principal Stockholder. The Principal Stockholder hereby represents and warrants to Newco as of the date hereof as follows:

        (a) Authority; Execution and Delivery; Enforceability. The Principal Stockholder has all requisite partnership power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Principal Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Principal Stockholder. The Principal Stockholder has duly executed and delivered this Agreement and, assuming that this Agreement constitutes the legal, valid and binding obligation of Newco, this Agreement constitutes the legal, valid and binding obligation of the Principal Stockholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. The execution and delivery by the Principal Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of any agreement to which the Principal Stockholder is a party or, subject to the filings and other matters referred to in the next sentence, any provision of any law applicable to the Principal Stockholder or the properties or assets of the Principal Stockholder, except for any conflict, violation or default which, individually or in the aggregate, would not have a material adverse effect on the ability of the Principal Stockholder to perform its obligations under this Agreement or which has been disclosed to Newco by the Principal Stockholder in writing prior to the date hereof. No consent of, or registration, declaration or filing with, any U.S. Governmental Entity is required to be obtained or made by or with respect to the Principal Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than as specified in Section 3.5(b) of the Merger Agreement or except for any consent, registration, declaration or filing the failure of which to obtain or make, individually or in the aggregate, would not have a material adverse effect on the ability of the Principal Stockholder to perform its obligations under this Agreement.

        (b) The Subject Shares. The Principal Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any liens or other encumbrances, and the Principal Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except, in each case, as contemplated by this Agreement, the organizational documents of the Principal Stockholder or the Registration Rights and Stock Transfer Restriction Agreement made as of the 3rd day of November 1995 among the Company, the Principal Stockholder and certain other parties thereto or as disclosed to Parent by the Principal Stockholder in writing prior to the date hereof. The Principal Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares.

     SECTION 2. Representations and Warranties of Newco. Newco hereby represents and warrants to the Principal Stockholder as follows: it has all requisite corporate power and authority to execute this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Newco of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Newco. Newco has duly executed and delivered this Agreement and the Merger Agreement and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Principal Stockholder and that the Merger Agreement constitutes the legal, valid and binding obligation of the Company, each of this Agreement and the Merger Agreement constitutes the legal, valid and binding obligation of Newco, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. The execution and delivery by Newco of this Agreement and the Merger Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default
(with or without notice or lapse of time, or both) under any provision of any agreement to which Newco is a party or, subject to the filings and other matters referred to in the next sentence, any provision of any law applicable to Newco or the properties or assets of Newco, except for any conflict, violation or default which, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations under this Agreement or the Merger Agreement. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Newco in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, other than as specified in Section 4.3(b) of the Merger Agreement or except for any consent, registration, declaration or filing the failure of which to obtain or make, individually or in the aggregate, would not have a material adverse effect on the ability of Newco to perform its obligations under this Agreement or the Merger Agreement.

     SECTION 3. Covenants of Principal Stockholder. The Principal Stockholder covenants and agrees as follows:

        (a)     (1)     At any meeting of the stockholders of the Company
called to seek the adoption of the Merger Agreement or at any other meeting of stockholders called for a vote with respect to the Merger Agreement or the Merger, the Principal Stockholder shall vote (or cause to be voted) the Subject Shares in favor of granting such adoption or approval.

                (2) The Principal Stockholder hereby irrevocably grants to, and appoints, Newco, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Subject Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, Section 3(a)(1) and 3(b). The Principal Stockholder understands and acknowledges that Newco is entering into the Merger Agreement in reliance upon the Principal Stockholder's execution and delivery of this Agreement. The Principal Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 3(a)(2) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Principal Stockholder under this Agreement. Except as otherwise provided for herein, the Principal Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and
(iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement pursuant to Section 4. Any action taken for or on behalf of the Principal Stockholder pursuant to the proxy granted hereunder shall only be taken at a meeting of the stockholders of the Company (and not by written consent).

        (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the stockholders' vote, consent or other approval is sought, the Principal Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any Takeover Proposal (other than the Merger Agreement and the Merger), (ii) any dissolution, liquidation or winding up of or by the Company, (iii) any amendment of the Certificate of Incorporation or by-laws of the Company or other proposal or transaction involving the Company or any Subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any material provision of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock. The Principal Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

        (c) Other than as contemplated by this Agreement, the Principal Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) or convert any shares of Company Class B Common Stock into shares of Company Class A Common Stock (collectively, "Transfer"), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.

        (d) The Principal Stockholder shall not, nor shall it authorize any of its officers, directors or employees or any investment banker, attorney, adviser or representative retained by and acting on its behalf to, (i) directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided that the obligations of the Principal Stockholder under this Section 3(d) shall be inoperative during any period of time that the Company is undertaking any of the activities permitted by the third sentence of Section 6.5(a) of the Merger Agreement and, in such case, the Principal Stockholder shall also be permitted to undertake similar activities. The Principal Stockholder as promptly as reasonably practicable shall advise Newco orally and in writing of the receipt by it of any Takeover Proposal or inquiry made to it which is likely to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry.

        (e) The Principal Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

     SECTION 4. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the election of the Principal Stockholder in its sole discretion immediately following any amendment of any material term or provision of the original unamended Merger Agreement dated as of the date hereof between the Company and Newco (it being understood and agreed that any change in the amount of the cash consideration or number of Non-Cash Election Shares provided for in the Merger shall be deemed to be an amendment of a material term or provision), (iv) the election of the Principal Stockholder in its sole discretion following a material breach of any provision of this Agreement by Newco, in each case which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date and (v) the election of Newco in its sole discretion following a material breach of any provision of this Agreement by the Principal Stockholder, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided, in each case for clauses (i) through (v), that Sections 5(b), 5(c), and 6 of this Agreement shall survive any such termination.

     SECTION 5. Additional Matters. (a) At the request of any other party hereto, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Each of the parties hereto shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        (b) Newco acknowledges that no individual who has an ownership interest in the Principal Stockholder or who is an officer, director or employee of the Principal Stockholder or any of the partners of the Principal Stockholder is making any agreement or understanding herein in his or her capacity as a director, officer or stockholder of the Company and that the Principal Stockholder signs solely in its capacity as the record holder and beneficial owner of the Subject Shares and nothing herein shall limit or affect any actions taken by any individual who has an ownership interest in the Principal Stockholder or who is an officer, director or employee of the Principal Stockholder or any of the partners of the Principal Stockholder in his or her capacity as an officer, director or stockholder of the Company.

        (c) Neither Newco nor the Principal Stockholder shall issue any press release or make any other public statement with respect to the Merger Agreement, the Merger, this Agreement or any other transaction contemplated by this Agreement or the Merger Agreement without the prior written consent of the other parties hereto, except as may be required by applicable law, including Section 13(d) of the Securities Exchange Act of 1934, as amended, court process or the rules and regulations of any national securities exchange, in which case the party required to make the release or statement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or statement in advance of such issuance, it being understood that the final form and content of any such release or statement, to the extent so required, shall be at the final discretion of the disclosing party.

     SECTION 6.      General Provisions.

        (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section
9.2 of the Merger Agreement to Newco at the address set forth in Section 9.2 of the Merger Agreement and to the Principal Stockholder at the following address:

                The Blount Holding Company, L.P.
                4520 Executive Park Drive
                Montgomery, AL 36116
                Attention:  Winton M. Blount
                Facsimile:  334-271-8188

                with a copy to:

                Bradley, Arant, Rose & White
                2001 Park Place
                Suite 1400
                Birmingham, AL 35203
                Attention:  Susan Doss
                Facsimile:  205-521-8500

(or at such other address for a party as shall be specified by like notice).

        (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect; provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Subject to the proviso contained in the preceding sentence, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto, and delivered to each of Newco and the Principal Stockholder.

        (f)     Entire Agreement; Third-Party Beneficiaries.  This Agreement
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than a Delaware state court or any Federal court sitting in the State of Delaware and
(iv) consents to service being made through the notice procedures set forth in
Section 6(b).

        (j) No Recourse. Notwithstanding any other provision of this Agreement or any rights of Newco at law or in equity, in the event of any default under or breach of this Agreement by the Principal Stockholder (which shall not have been cured), the remedies of Newco shall be restricted to enforcement of their rights against the partnership property and assets of the Principal Stockholder (including the Subject Shares), and, in such event, shall be limited to the direct out-of-pocket expenses of Newco, and no resort shall be had to any of the partners of the Principal Stockholder personally or to any property and assets of any of the partners of the Principal Stockholder (other than partnership property and assets of the Principal Stockholder).




IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.


                                        RED DOG ACQUISITION, CORP.


                                        By /s/ Alan Magdovitz
                                            Name: Alan Magdovitz
                                            Title: Chairman


                                        THE BLOUNT HOLDING COMPANY, L.P.,


                                        by      BHP, Inc.
                                                its General Partner


                                        By   /s/ Winton M. Blount
                                              Name: Winton M. Bloount
                                              Title: Chairman